Exhibit 10.4

DEVELOPMENT AGREEMENT
FOR
UNITED WISCONSIN GRAIN PRODUCERS, LLC
ETHANOL PLANT

AGREEMENT made and entered into this 7th day of June, 2004, by and between the Town of Randolph, a body politic (hereinafter referred to as “Town”) and United Wisconsin Grain Producers, LLC, a Wisconsin limited liability company (hereinafter referred to as “UWGP”),

WITNESSETH:

WHEREAS, UWGP is intending to construct and operate a dry mill, fuel grade ethanol plant and production facility (“Plant”) on land located within the Town of Randolph, Columbia County, Wisconsin; and

WHEREAS, in conjunction with the construction of the infrastructure to serve the Plant, the Town has applied for and received approval for certain grants or other economic assistance including a Community Development Block Grant, Public Facilities for Economic Development, from the Wisconsin Department of Commerce (“DOC”), (“Block Grant”) and a Transportation Facilities Economic Assistance and Development Grant from the Wisconsin Department of Transportation (“TEA Grant”); and

WHEREAS, the Block and/or TEA Grants require that a Development Agreement be entered into between the Town and UWGP containing certain provisions; and

WHEREAS, the utilization of the grant funds and ongoing monitoring of the grant requirements will require the Town to incur certain costs and expenses; and

WHEREAS, as inducement to have the Town apply for, receive, and administer the grant funds, UWGP has agreed to reimburse the Town for all of its direct and indirect costs related to the grants and to be responsible for all of the construction and other work and costs to be performed in connection therewith;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Town and UWGP agree as follows:

1.                                       Subject to the conditions set forth in this paragraph 1, the Town shall enter into a contract with the DOC for a $271,000.00 Block Grant, which funds, when received, shall be used to provide infrastructure improvements to Plant including, but not limited to, an interior asphalt roadway, approximately 1,750 feet long and approximately 30 feet wide originating from County Highway EF to the Plant, an asphalt turn lane approximately 600 feet long by approximately 15 wide to be constructed on County Highway EF, and a 250,000 gallon water tower tank to be located on the north side of the Plant and a fire hydrant to be constructed off the southwest portion of the plant.  The Town shall only be required to enter into the contract provided the form of the contract meets with the approval of the Town Attorney.

2.                                       As a condition of the receipt of the Block Grant, UWGP agrees as follows:

A.                                   UWGP shall create and fill at least 32 full-time positions at the Plant no later than December 31, 2006, and shall, thereafter, maintain each of those full-time positions until December 31, 2008.  Of the 32 full-time positions created, at least 51% shall be made available to low to moderate income (“LMI”) persons as defined using the most recent income figures published by the US Department of Housing and Urban Development for the Community Development Block Grant program.  UWGP acknowledges and agrees that the creation and continuation of this employment constitutes the major inducement for the DOC granting funds to the Town.  UWGP acknowledges and understands that if the DOC, in its reasonable discretion, determines that UWGP has failed to comply with these employment obligations, then for each full-time position that UWGP fails to create, UWGP shall pay to the Town the following:

(i)                                     $500.00 for each new full-time position created less than 32, plus

(ii)                                  $1,000.00 for each full-time position not made available to LMI persons.

For purposes of this Agreement, the term “full-time position” means a regular full-time position where the employee is required, as a condition of employment, to work at least 40 hours per week and 2,080 per year, including holidays and paid vacations.

B.                                     All of the Block Grant shall only be used by the Town and UWGP for the road and water infrastructure set forth above.

C.                                     UWGP warrants and represents that in connection with the construction of the Plant in the Town, including all start-up costs and initial grain acquisition, it shall invest and spend a minimum of $40,000,000.00 for all of the required improvements and, further, agrees that in connection with such investment, it will expend sufficient match amounts to support the receipt of the entire Block Grant applied for and received by the Town.

D.                                    UWGP shall, pursuant to §106.16, Wis. Stats., notify the Department of Work Force Development, the local job service office, and the area Private Industry Council of any vacant full-time positions at the Plant.  UWGP agrees that it shall at all times provide at least two weeks advance notice to the above agencies prior to advertising for such full-time positions.

E.                                      UWGP shall, as required by DOC, provide the payroll records for all employees at the Plant to the Town necessary to establish the base level of employment.  Thereafter, UWGP shall periodically provide to the Town, as from time to time requested and required, a record of the full-time positions that are created and maintained at the Plant up to and through December 31, 2008, to determine the number of new full-time positions.  UWGP shall be required to prepare, for the Town’s review and execution, each and every document and other report required to be submitted to DOC in connection with the receipt and subsequent monitoring of compliance in connection with the Block Grant Contract between DOC and Town.

3.                                       UWGP shall, at its sole cost, post a notice at a location to be determined by the Town, stating that a portion of the Plant was funded through a grant from the Wisconsin Department of Commerce using a DOC Block Grant.

4.                                       Subject to the conditions set forth in this paragraph 4, the Town shall enter into a Transportation Economic Assistance Agreement with the Wisconsin Department of Transportation (“DOT”) for the $160,000.00 TEA Grant, which funds, when received, shall be used to provide infrastructure improvements to the Plant consisting of a multiple track, mini-rail yard railroad spur approximately 10,421 feet from the point of the switch on the Union Pacific track to the end of the track at the Plant (“Project”).  The conditions that must be met before the Town shall be required to enter into the Agreement include, among others, the following:

A.                                   UWGP executing a Facility Use Agreement with the Town in a form satisfactory to the Town and the Town’s attorney for the construction and use of the Project.

B.                                     UWGP executing a Track Easement for the Project with the Town in a form satisfactory to the Town and Town’s attorney granting easement rights on, over, and across the real estate upon which the Project will be located.

C.                                     UWGP providing and executing an Industry Track Agreement in a form acceptable to the Town and Town’s attorney between the Town, UWGP, and Union Pacific providing for service and maintenance of the Project.

D.                                    UWGP executing any and all documents required by the Town or DOT in a form satisfactory to the Town and Town’s attorney granting a first priority lien position in favor of DOT for all of the Project construction material purchased in whole or in part with the TEA Grant for the Project to be maintained for the duration of the placement of the Project materials within the easement.  The first lien will be perfected by a recording with the office of the Columbia County Register of Deeds and filing with the Wisconsin Department of Financial Institutions.

E.                                      UWGP preparing for and on behalf of the Town any and all necessary environmental reports or obtain any and all necessary approval letters from the Wisconsin Department of Natural Resources, Wisconsin State Historical

Society, or other state or federal agencies which are required to review the Project all at no cost to the Town.

F.                                      The Town Attorney approving the form of the TEA Agreement between the Town and DOT.

5.                                       UWGP acknowledges that as a condition of the receipt of the TEA Grant, the Town is required to sign a job guarantee in favor of DOT.  UWGP acknowledges that in the event that it does not expand employment by 32 jobs as contemplated and required by the TEA Agreement by the Town for mini-rail yard construction and retain the 32 jobs for another four (4) years, the Town may be required to reimburse DOT up to the full TEA Grant amount.  In the event that the Town is ever required to reimburse DOT as a consequence of UWGP’s failure to expand and maintain the 32 jobs for a total of seven (7) years from the date the TEA Agreement is executed, UWGP shall promptly reimburse the Town for any and all sums repaid by the Town to DOT.  For purposes of this paragraph, a job is defined to be consistent with Trans. 510 of the Wisconsin Administrative Code and shall include all non-retail jobs and exclude jobs obtained through geographical job transfers within Wisconsin except those that would be lost to the state.  Eligible jobs may include full time equivalents.

6.                                       UWGP agrees that it shall be solely responsible to provide all of the construction and funds to support the 50% matching funds required as a condition of the TEA Grant.  The Town shall not be required at any time to expend Town funds in connection with the Project and UWGP shall indemnify and hold Town harmless in connection therewith.

7.                                       At all times from and after the date of this Agreement, UWGP shall be solely responsible for all costs of construction, maintenance, repair, or reconstruction of the infrastructure improvements contemplated by the Block Grant (except the turn lane within the road right-of-way) and TEA Grant.  The Town shall have no responsibility at any time with respect to any improvements of any kind constructed in connection with the Plant.

8.                                       UWGP agrees that all work utilizing the Block Grant and, as set forth below, the TEA Grant funds undertaken by UWGP and its contractors shall be completed in accordance with all applicable federal, state, and local laws.  UWGP acknowledges and agrees that the Town shall draw and disburse funds only after receipt of contractors’ bills and verification by the supervising engineer that all work contemplated by the Block Grant and TEA Grant has been properly performed and that sufficient and suitable matching funds have been paid by UWGP to support the Block Grant.

9.                                       UWGP acknowledges and agrees that in the event the cost of the infrastructure improvements contemplated to be made by the Block or TEA Grants exceeds the amount budgeted, all of the excess costs shall be the sole and exclusive responsibility of UWGP.

10.                                 In the event that DOC or DOT ever determines that the Town has not satisfied the match funds requirement contained in the Block or TEA Grants and requires the Town to refund all or a part of the Block or TEA Grants, UWGP shall be required to immediately reimburse and compensate the Town for any and all of the matching funds required to be repaid.  In addition, to the extent that the Town is required to pay attorney fees or other costs incurred to recover the amount to be repaid, UWGP shall promptly reimburse the Town said amount.  If any amounts owed by the Town are not reimbursed by UMGP within thirty (30) days of the date of written demand, all such sums shall accrue interest at the rate of prime plus five (5) percent.

11.                                 UWGP shall always maintain sufficient staff to ensure the proper administration of the construction of the infrastructure contemplated by the Block and TEA Grants.  In addition, UWGP shall maintain all files and records, including all contracts relating to the construction and implementation of the infrastructure contemplated by the Block and TEA Grants for at least four (4) years or longer as required by the Contract between the Town and DOC and/or DOT and prepare and file all necessary reports with the DOC or DOT.

12.                                 UWGP shall at all times be required to maintain adequate comprehensive liability insurance on the real estate upon which the Track Easement is located in the minimum amount of $2,000,000.00.  The Town shall be listed as an additional insured on said liability policy so long as the Track Easement remains in place.  UWGP shall provide the Town, upon request from time to time, proof of the existence of the liability insurance and that the Town is listed as an additional insured.  UMGP shall, at all times, hold harmless and indemnify the Town from any and all liability or damages for injuries of any kind or nature arising out of the rail operations on or in the vicinity of the Track Easement.  The hold harmless and indemnification shall encompass any and all costs incurred by the Town in defending against any claims, including all reasonable attorney fees.

13.                                 Attached hereto and incorporated herein as Exhibit A are certain requirements imposed upon the Town (referenced as “Grantee” in Exhibit A) in connection with the receipt and administration of the Block Grant funds.  UWGP acknowledges and agrees that in connection with the construction of all of the infrastructure contemplated by the Block and TEA Grants, to the extent applicable, it shall comply with each and every requirement imposed upon the Town set forth in Exhibit A and shall indemnify and hold the Town harmless in connection with any and all violations of said requirements in connection with the construction of the infrastructure.

14.                                 To the extent that the Town is required to conduct audits in connection with the Block and TEA Grants, any and all costs of the audit shall be promptly reimbursed to the Town by UWGP within thirty (30) days of billing.

15.                                 UWGP shall prepare, keep, and maintain records allowing Town to determine whether it is complying with the terms of this Agreement.  Such records shall include, at a minimum, bills, invoices, and other documents sufficient to evidence and support the investment of $40,000,000.00 in infrastructure and other improvement or acquisition costs for the Plant and payroll records for each full-time employee employed. Town shall have reasonable access to all of the records relating to this Agreement as from time to time requested.  UWGP shall prepare, at its sole cost, all reports that must from time to time be filed by the Town with DOT or DOC.

16.                                 UWGP agrees to be responsible for and reimburse the Town for its reasonable fees and costs incurred for any consulting, legal, or other services required to be incurred by the Town in connection with the construction of the Plant including all services incurred in connection with the review, negotiation, implementation, ongoing administration, and closeout of the Block and TEA Grants.  The Town shall periodically bill UWGP for such expenses and payment shall be made by UWGP within thirty (30) days of billing.  Any amounts remaining unpaid beyond 30 days shall bear interest at the rate of twelve (12) percent per annum.

17.                                 In the event that UWGP defaults on any of its obligations under this Agreement after its execution, UWGP shall be liable to the Town for all of its costs and expenses, including all reasonable attorney fees, incurred by the Town as a direct result of such breach, whether incurred prior to or after the commencement of any lawsuit of enforce this Agreement.

18.                                 This Agreement shall be construed according to the laws of the State of Wisconsin.

19.                                 Each of the signators to this Agreement warrants and represents that they are duly authorized this Agreement for and on behalf of the Town or UWGP, respectively.

20.                                 This Agreement contains the entire agreement of the parties and supersedes any and all prior agreements or oral understandings between same.

21.                                 This Agreement shall be binding between the parties hereto together with their respective successors and assigns.

IN WITNESS WHEREOF, the parties have set their hands and seals on the date and year first written above.

TOWN OF RANDOLPH

By:	/s/ David J. Hughes
David J. Hughes, Chair

Attest:	/s/ Rodney Kok
Rodney Kok, Clerk

UNITED WISCONSIN GRAIN PRODUCERS, LLC

By:	/s/ Kevin Roche
	Kevin Roche, its	President

Attest:	/s/ William Herrmann
	William Herrmann, its	VICE PRESIDENT

Contents: Exhibit A—Requirements of Town

LABOR STANDARDS

The Grantee shall comply with and assure compliance of all Project contractors and subcontractors with the Davis-Bacon Act, as amended 40 U.S.C. 276a-276a-5, the Contract Work Hours and Safety Standards Act, 40 U.S.C. 327-333, other applicable Federal laws and regulations pertaining to labor standards, and the Labor Standards section of the Implementation Handbook.

ACQUISITION/RELOCATION

The Grantee shall:

•                                          Comply with ch. 32, Stats., and related administrative rules issued by the Department of Workforce Development.

•                                          Comply with the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, as amended, and Department of Transportation Implementing Instructions in 49 CFR Part 24.

•                                          Refer to the Acquisition/Relocation section of the Implementation Handbook for further requirements.

BIDDING

In advertising for and letting bids, the Grantee shall comply with sec. 66.29, Stats., and, if a county, sec. 59.52 (29), Stats.; if a town, sec. 60.47 (1m), Stats.; if a village, sec. 61.54 through 61.56, Stats.; and, if a city, sec. 62.15, Stats.

ACQUISITION AND DISPOSITION OF PROPERTY AND EQUIPMENT

The Grantee shall comply with the Procurement Policy section of the Implementation Handbook and account for any tangible personal property acquired with CDBG funds.  All proceeds derived from the disposition of real property acquired with CDBG funds shall be treated as program income under paragraph 5 of this Agreement.

LOBBYING

The Grantee shall comply with Section 319 of Public Law 101-102, and 24 CFR 87.  The Grantee shall maintain a file containing signed copies of 24 CFR 87 Appendix A, “Certification Regarding Lobbying,” and 24 CFR 87 Appendix B, “Disclosure of Lobbying Activities”.

REPORTING

The Grantee shall prepare semiannual narrative reports as required by the Implementation Handbook, together with a detailed narrative and financial report within 30 days after the end of this Agreement.  Financial Reports shall be submitted with each request for funds.  Copies of such reports shall be maintained in the Grantee’s file.  The Department reserves the right to withhold CDBG funds if such reports are not submitted on time or if they do not demonstrate adequate progress on the Project.

FINANCIAL MANAGEMENT

The Grantee shall maintain a financial management system that complies with the provisions of the Implementation Handbook.

EXHIBIT A

ENVIRONMENTAL PROTECTION

The Grantee’s chief executive officer shall assume the status of a responsible Federal official under the National Environmental Policy Act of 1969 (NEPA) and other provisions of Federal law, as specified in 24 CFR 58. The Grantee and its chief executive officer hereby consent to the jurisdiction of the federal courts for the purpose of enforcement of their responsibilities.  The Grantee shall comply with the terms in the Environmental Review section of the implementation Handbook.

EQUAL OPPORTUNITY/AFFIRMATIVE ACTION

The Grantee shall comply with:

A.                                   Title VI of the Civil Rights Act of 1964 (P.L. 88-352) and 24 CFR 1.

B.                                     Title VIII of the Civil Rights Act of 1968 (P.L. 90-284), as amended.

C.                                     Section 109 of the Housing and Community Development Act of 1974, 24 CFR 570.601, the Age Discrimination Act of 1975, Section 504 of the Vocational Rehabilitation Act of 1973, and the Americans with Disabilities Act of 1991.

D.                                    Executive Order 11246, 24 CFR 130, and 41 CFR Chapter 60.

E.                                      Section 3 of the Housing and Urban Development Act of 1968, as amended.

F.                                      The Equal opportunity Section of the Implementation Handbook.

NONDISCRIMINATION IN EMPLOYMENT

In connection with the Project, the Grantee agrees not to discriminate against any employee or applicant for employment because of age, race, religion, color, handicap, sex, physical condition, developmental disabilities as defined in sec. 51.01(5), Stats., sexual orientation or national origin.  This provision shall include, but not be limited to, the following: employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship.  Except with respect to sexual orientation, the Grantee further agrees to take affirmative action to ensure equal employment opportunities.  The Grantee agrees to post in conspicuous places available for employees and applicants for employment, notices to be provided by the contracting officer setting forth the provision of the nondiscrimination clause.

PUBLICITY

Any publications, news releases, public notices, placards or signs relating to the Project shall state that it is supported and financed by the Wisconsin Department of Commerce with federal Community Development Block Grant funds.  During the term of this agreement, the Grantee shall post a notice in a conspicuous location in the city or village hall and, upon the Department’s request, in the vicinity of the project, stating that the Project was funded in part through a grant from the Wisconsin Department of Commerce using federal Community Development Block Grant funds.

AUDIT

The Grantee shall conduct an annual, single, or program-specific audit in accordance with Office of Management and Budget (OMB) Circular A-133, “Audits of States, Local Governments and Non-Profit Organizations,” and the State Single Audit Guidelines issued by the Department of Administration, if required to do so under the Single Audit Act (31 U.S.C §§7501-7507), as amended by the Single Audit Act Amendments of 1996 (P.L. 104-156).  The audit shall be performed by an independent auditor in accordance with generally accepted government auditing standards.  The audit shall include funds passed-through the Department and expended by the Grantee under the Community Development Block Grant - State’s Program (Catalog of Federal Domestic Assistance number 14.228), as well as funds expended under selected state financial assistance programs.

Records of the Grantee, subgrantees, if any, and contractors relating to this Agreement shall be available for review or audit upon request by the Department, the U.S. Department of Housing and Urban Development, the General Accounting Office, and made their duly authorized representative.  (See the “Audit Requirements” chapter of the Handbook for additional discussion of single or program-specific audits.)

CLOSEOUT

The Grantee shall closeout this Agreement in accordance with the Program Closeout section of the implementation Handbook.